Exhibit 99.1

News Release	FMC Technologies Inc 200 E. Randolph Drive Chicago, IL 60601

1803 Gears Road Houston, TX 77067

[FMC Technologies Logo]

For Release:	Immediate

Media	Marvin Brown Bruce Bullock	(281) 591-4212 (281) 591-4429
Investors	Dave Grzebinski, CFA	(312) 861-6414

FMC Technologies Reports Strong Second Quarter 2003, Driven by Subsea

Highlights:

•	Earnings per diluted share of $0.34, up 26 percent from second quarter 2002 results

•	Company raises upper end of 2003 full-year earnings guidance to $1.15 per share, up from $1.10

•	Energy Systems’ sales and operating earnings up 19 percent and 54 percent, respectively

•	Strong cash flow reduces net debt to $192 million, down from $214 million at the end of the prior quarter

CHICAGO and HOUSTON, July 23, 2003—FMC Technologies, Inc. (NYSE: FTI) today reported second quarter 2003 sales of $610 million and net income of $0.34 per diluted share. Second quarter 2003 earnings per diluted share are up 26 percent from $0.27 in the second quarter of 2002.

“We are pleased with the results of the second quarter of 2003, which reflect the continuing strength of our Energy Systems businesses,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. “Our second quarter results were driven by our subsea systems business, as well as our land-based energy businesses, which benefited from increased drilling activity.

“Economic conditions in the U.S. continued to discourage capital spending by our domestic FoodTech and commercial airline customers,” Netherland continued. “However, based on the strength of our Energy Systems businesses, we are raising the upper end of our full-year 2003 earnings guidance to $1.15 per share.”

Review of Operations—Second Quarter 2003

Sales for Energy Systems (comprising Energy Production Systems and Energy Processing Systems) were $393 million in the second quarter of 2003, up 19 percent from $331 million in the second quarter of 2002 and 9 percent from $360 million in the first quarter of 2003. Earnings for the current quarter were $28.1 million, up 54 percent from $18.2 million in the same period last year and up 61 percent from $17.5 million in the first quarter of 2003.

Energy Production Systems’ year-over-year second quarter sales and profits increased 28 percent and 87 percent, respectively. Sales and profits rose sequentially from the first quarter 2003 by 9 percent and 24 percent, respectively. Energy Production Systems’ profits increased due to higher sales and margins primarily in the subsea systems business and, to a lesser extent, in the surface systems business.

Energy Processing Systems’ second quarter profits increased 8 percent on flat sales. Improvements in blending and transfer systems, measurement systems and fluid control businesses all contributed positively to the quarter’s profits. Within fluid control, we saw an increase in sales of WECO/Chiksan® equipment in the latter part of the quarter.

Energy Systems’ inbound orders were $297 million for the second quarter, down 12 percent from $338 million in the second quarter of 2002. Sequentially, inbound orders were down 20 percent from $371 million in the first quarter of 2003. Energy Systems’ total backlog at the end of the second quarter was $847 million, up 8 percent from $781 million at the end of the second quarter of 2002 and down 10 percent from $944 million at the end of the first quarter of 2003. Energy Production Systems’ inbound orders were down 25 percent from the year-ago period and 34 percent sequentially, due to the timing of subsea orders. Energy Processing Systems’ inbound order rate increased 23 percent year-over-year and 21 percent sequentially, primarily on the strength of the fluid control business.

FoodTech’s second quarter sales of $165 million were up 8 percent from $153 million in the second quarter of 2002, and earnings of $15.3 million decreased 9 percent compared to $16.9 million in the year-ago period. Sales were up due to the impact of foreign currency and increased volumes of food processing equipment, although a shift in product mix reduced profits.

Airport Systems’ second quarter sales of $53 million were down 12 percent from $60 million in the second quarter of 2002, and earnings of $1.9 million were down 42 percent from $3.3 million in the prior-year period. Lower sales of Halvorsen loaders and Jetway® systems were partially offset by higher sales of ground support equipment outside of the United States. Domestic sales of ground support equipment remained weak due to low capital spending by the domestic airline industry.

Corporate expenses in the second quarter of 2003 were $6.3 million, flat with the prior-year period. Other expense, net, of $4.2 million in the second quarter of 2003 compared with $3.8 million in the prior-year period. Net interest expense in the second quarter of 2003 was $2.5 million, down from $3.3 million in the second quarter of 2002. Due to strong cash flow, debt less cash at the end of the second quarter of 2003 was $192 million, down from $214 million at the end of the first quarter of 2003.

Depreciation and amortization for the second quarter of 2003 was $14.5 million. Capital expenditures during the second quarter of 2003 totaled $13.7 million.

Summary

FMC Technologies increased earnings in the second quarter 2003, primarily due to the strength of its energy businesses. Within Energy Systems, subsea systems sales and profits were strong due to the secular trend toward offshore deepwater development, while improved drilling activity positively affected the Company’s surface completion and WECO®/Chiksan® businesses. Poor economic conditions in the United States adversely affected the food processing and commercial airline industries. The U.S. economy has not yet significantly improved, and most domestic commercial airlines are expected to experience financial difficulties during the foreseeable future. However, on the strength of the Company’s Energy Systems businesses, management is increasing the upper end of full-year 2003 earnings per share guidance to $1.15, from $1.10.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 8,500 people and operates 32 manufacturing facilities in 15 countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Technologies’ 2002 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Technologies does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

FMC Technologies, Inc. will conduct its second quarter 2003 conference call at 10:00 a.m. (Eastern Daylight Time) on Thursday, July 24. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Revenue	$609.9	$542.3	$1,109.6	$965.9
Costs and expenses	574.9	513.6	1,059.2	926.1

	35.0	28.7	50.4	39.8
Minority interests	0.2	0.4	0.4	1.0
Net interest expense	2.5	3.3	4.7	6.7

Income before income taxes	32.3	25.0	45.3	32.1
Provision for income taxes	9.4	7.2	13.2	9.3

Income before the cumulative effect of a change in accounting principle	22.9	17.8	32.1	22.8
Cumulative effect of a change in accounting principle, net of income taxes (1)	—	—	—	(193.8)

Net income (loss)	$22.9	$17.8	$32.1	$(171.0)

Basic earnings (loss) per common share:
Income before the cumulative effect of a change in accounting principle	$0.35	$0.27	$0.49	$0.35
Cumulative effect of a change in accounting principle (1)	—	—	—	(2.97)

Basic earnings (loss) per common share	$0.35	$0.27	$0.49	$(2.62)

Basic weighted average shares outstanding	66.1	65.3	66.0	65.3

Diluted earnings (loss) per common share:
Income before the cumulative effect of a change in accounting principle	$0.34	$0.27	$0.48	$0.34
Cumulative effect of a change in accounting principle (1)	—	—	—	(2.91)

Diluted earnings (loss) per common share	$0.34	$0.27	$0.48	$(2.57)

Diluted weighted average shares outstanding	66.8	66.9	66.6	66.5

(1) The cumulative effect of a change in accounting principle, net of income taxes, resulted from the adoption of Statement of Financial Accounting Standards No. 142 in 2002.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Revenue
Energy Production Systems	$290.2	$227.4	$555.6	$425.4
Energy Processing Systems	103.5	103.3	198.0	187.3
Intercompany eliminations	(0.3)	—	(0.3)	(1.3)

Subtotal Energy Systems	393.4	330.7	753.3	611.4
FoodTech	165.3	152.6	260.6	244.3
Airport Systems	53.1	60.3	99.4	113.1
Intercompany eliminations	(1.9)	(1.3)	(3.7)	(2.9)

	$609.9	$542.3	$1,109.6	$965.9

Income before income taxes
Energy Production Systems	$20.0	$10.7	$36.1	$21.6
Energy Processing Systems	8.1	7.5	9.5	10.5

Subtotal Energy Systems	28.1	18.2	45.6	32.1
FoodTech	15.3	16.9	21.5	21.2
Airport Systems	1.9	3.3	2.7	4.3

Segment operating profit	45.3	38.4	69.8	57.6
Corporate expense	(6.3)	(6.3)	(12.4)	(12.0)
Other expense, net (1)	(4.2)	(3.8)	(7.4)	(6.8)

Income before net interest expense and income taxes	34.8	28.3	50.0	38.8
Net interest expense	(2.5)	(3.3)	(4.7)	(6.7)

Income before income taxes and the cumulative effect of a change in accounting principle	$32.3	$25.0	$45.3	$32.1

(1) Other expense, net, comprises primarily LIFO inventory adjustments, expenses related to employee pension and other postretirement employee benefits, expense related to the transition of our payroll and benefit administration service center, foreign currency-related gains or losses and amortization expense for restricted stock.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Inbound Orders
Energy Production Systems	$183.3	$245.9	$461.0	$530.8
Energy Processing Systems	113.6	92.3	207.1	185.9

Subtotal Energy Systems	296.9	338.2	668.1	716.7
FoodTech	122.1	125.9	274.3	257.3
Airport Systems	60.5	43.0	112.2	74.5

	$479.5	$507.1	$1,054.6	$1,048.5

	June 30
	2003	2002
Order Backlog
Energy Production Systems	$728.0	$676.6
Energy Processing Systems	119.2	104.5

Subtotal Energy Systems	847.2	781.1
FoodTech	120.9	134.4
Airport Systems	124.7	124.8

	$1,092.8	$1,040.3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2003	December 31, 2002
	(Unaudited)
Cash and cash equivalents	$63.3	$32.4
Accounts receivable, net	464.0	419.2
Inventories	295.9	273.1
Other current assets	71.0	87.9

Total current assets	894.2	812.6
Property, plant & equipment, net	315.6	306.1
Goodwill	90.6	83.6
Intangible assets, net	37.1	36.3
Other assets	119.8	124.1

Total assets	$1,457.3	$1,362.7

Short-term debt and current portion of long-term debt	204.8	59.5
Accounts payable, trade and other	473.4	421.2
Other current liabilities	253.2	247.5

Total current liabilities	931.4	728.2
Long-term debt	50.5	175.4
Other liabilities	139.1	155.3
Common stock	0.7	0.7
Other stockholders’ equity	335.6	303.1

Total liabilities and stockholders’ equity	$1,457.3	$1,362.7

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited and in millions)

	Six Months Ended June 30
	2003	2002
Cash provided (required) by operating activities of continuing operations:
Income before the cumulative effect of a change in accounting principle	$32.1	$22.8
Depreciation and amortization	26.7	22.8
Other	14.1	6.7

Net cash provided by operating activities of continuing operations	72.9	52.3

Net cash required by discontinued operations	(4.6)	(2.2)

Cash provided (required) by investing activities:
Capital expenditures	(27.7)	(31.9)
Retirement of sale-leaseback obligations	(35.9)	(21.6)
Other	1.5	1.4

Net cash provided (required) by investing activities	(62.1)	(52.1)

Cash provided (required) by financing activities:
Net increase in short-term debt	145.4	24.1
Net decrease in long-term debt	(124.9)	(43.7)
Issuance of capital stock, net of stock acquired for employee benefit plans	4.0	1.0

Net cash provided (required) by financing activities	24.5	(18.6)

Effect of changes in foreign exchange rates on cash and cash equivalents	0.2	—

Increase (decrease) in cash and cash equivalents	30.9	(20.6)
Cash and cash equivalents, beginning of period	32.4	28.0

Cash and cash equivalents, end of period	$63.3	$7.4